AMENDED AND RESTATED

MANAGEMENT BONUS PLAN

RUTH'S CHRIS STEAK HOUSE, INC.

    Purpose. The Management Bonus Plan purpose is to encourage a consistently high standard of excellence and continued employment by officers and management personnel of RUTH'S CHRIS STEAK HOUSE, INC. (the "Corporation") and any subsidiary of the Corporation that elects to become a part of the Plan (a "Subsidiary"). The Plan shall be operated at all times in conformance with all applicable government regulations.
    Participants. All of the persons holding the positions listed in Section 4 hereof and such other management personnel of the Corporation and electing Subsidiaries as are selected by the Board of Directors ("Board") each year shall participate in the Plan ("Participants"). Employees who are hired or promoted into the positions named in Section 4 during a fiscal year shall automatically participate in the Plan for such year, unless otherwise determined by the Compensation Committee.
    Criteria/Payment. Bonus awards shall be determined by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"), subject to approval by the Board, based on (i) the financial performance of the Corporation in each fiscal year as measured against the Board's previously approved budget and plan with targeted earnings per share thresholds, adjusted for changes in accounting policies and non-recurring extraordinary transactions, and (ii) the Participant's individual performance for the calendar year in which the fiscal year ends. Upon final determination of bonus awards, as recommended by the Committee and approved by the Board, the bonuses shall be paid no later than March 15 of the following year, unless deferred by the Participant, as described in Section 6 hereof.
    Amount of Individual Bonus/Multiplying Factors. The amount of an individual Participant's target bonus award ("Target Award") shall be as follows:
      Fifty percent (50%) of base salary paid for the fiscal year for the President/Chief Executive Officer;
      Forty-five (45%) of base salary paid for the fiscal year for the Executive Vice-President/Chief Operating Officer;
      Forty percent (40%) of base salary paid for the fiscal year for Senior Vice-Presidents;
      Thirty-five percent (35%) of base salary paid for the fiscal year for Senior Vice-Presidents and Vice-Presidents;
      Twenty-five percent (25%) of base salary paid for the fiscal year for Regional Vice Presidents;
      Twenty percent (20%) of base salary paid for the fiscal year for Directors; and
      Fifteen percent (15%) of base salary paid for the fiscal year for Managers.

    Each Target Award may, subject to the further recommendation of the Committee and approval by the Board, be increased based on the Corporation's performance in excess of the approved budget and plan (the "Plan Multiplier") and/or for personal performance (the "Personal Multiplier") in accordance with the Corporation's Executive Performance Assessment (see attached), by multiplication factors of 1.1-1.5 as follows:

    Target Award x Plan Multiplier x Personal Multiplier = Total Bonus

    EXAMPLE: Based on a fiscal year where the highest level of performance is achieved and bonuses are to be awarded, the President/CEO's base salary is $200,000 resulting in a maximum Target Award of $100,000 (base salary x .5). Applying the maximum Plan Multiplier of 1.5 increases the award to $150,000 ($100,000 x 1.5). To that number the maximum Personal Multiplier of 1.5 is then applied resulting in a total bonus award of $225,000.

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    Earn Out/Vesting. Participants' rights to bonus payments shall vest and be earned as follows:
      A Participant's right to any bonus payment shall vest only upon approval by the Board of Directors of the individual bonus awards as recommended by the Committee or upon the Participant's (i) death, (ii) disability under the Corporation's or the employing Subsidiary's long-term disability plan covering the Participant, (iii) retirement on or after reaching age 65 or earlier with the approval of the Board of Directors ("Retirement"), or (iv) a Change in Corporate Control, as defined below. In the event of death, Disability, Retirement or a Change in Corporate Control, the bonus amount shall be determined based solely upon the Target Award percentage applicable to the base salary actually paid or earned prior to such event and shall be paid out as soon as administratively possible following such event. Notwithstanding the foregoing, a Participant shall not be required to remain employed from December 31 through the bonus payment date to be paid a bonus hereunder.
      A Participant whose employment terminates for any reason other than death, Disability, Retirement or a Change in Corporate Control during a fiscal year may retain his rights to earn a bonus award only to such extent as the Board of Directors may decide.
      As used above, "Change in Corporate Control" means the occurrence of one of the following events:
        if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or any successors thereto, other than an exempt person (as defined in the Corporation's 2005 Long-Term Equity Plan), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities; or
        during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Corporation's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or
        consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Corporation is not affected and following which the Corporation's chief executive officer and directors retain their positions with the Corporation (and constitute at least a majority of the Board); or
        consummation of a plan of complete liquidation of the Corporation or a sale or disposition by the Corporation of all or substantially all the Corporation's assets, other than a sale to an exempt person.
    Cash Payments. Each bonus earned hereunder shall be paid in cash or, at the option of the Participant and to the extent legally permitted, be deferred in accordance with and pursuant to the Corporation's Deferred Compensation Plan or a successor plan.
    Administration. The Board shall have full power to interpret and administer this Plan from time to time in accordance with the By-laws of the Corporation, except to the extent that the Board may have delegated its powers to the Committee. Decisions of the Board or the Committee shall be final, conclusive, and binding upon all parties.
    Cost. Electing Subsidiaries shall reimburse the Corporation for the amount of bonuses that shall be awarded and paid to Participants for services to such Subsidiaries as determined by the Board.
    Taxes. There shall be deducted from all payments under the Plan any taxes to be withheld by federal, state or local government or agencies thereof and any such payments shall be made by the Corporation on behalf of each of the Participants.
    No Right to Continued Employment. Nothing contained in this Plan shall limit in any way the right of the Corporation or an Electing Subsidiary to terminate a Participant's employment at any time or evidence any agreement or understanding, express or implied, that the Corporation or electing Subsidiary will employ a Participant in any particular position or at any particular rate of salary.
    Effective Date. The Plan shall be effective for the fiscal year of the Corporation beginning December 26, 2005 and for all subsequent fiscal years until terminated by the Board.
    Assignments and Transfers. A Participant may not assign encumber or transfer his or her rights and interests under the Plan. No interest in the Plan shall in any manner be subject to the debts, contracts or liabilities of any Participant.
    Amendment and Termination. The Board may amend, suspend or terminate the Plan, in whole or in part, at any time or from time to time. Any amendment or termination of the Plan shall not, however, affect the right of a Participant to receive any earned but unpaid bonus hereunder.
    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Louisiana. Bonuses paid hereunder are intended to constitute short-term deferrals pursuant to guidance issued by the United States Treasury Department under Section 409A of the Internal Revenue Code and, accordingly, not be subject to the requirements applicable to non-qualified deferred compensation under Section 409A.

Amended and Restated by the Board of Directors: July 18, 2006